Exhibit 99.1

            Innovex Names Robert C. Buhrmaster to Board of Directors

     MAPLE PLAIN, Minn.--(BUSINESS WIRE)--Dec. 8, 2004--Innovex, Inc. (Nasdaq:INVX) today announced the addition of Robert C. Buhrmaster, 56, to the company's Board of Directors. Robert Buhrmaster retired in July, 2004 as Chairman and CEO of Jostens, an $850 million marketer and manufacturer of school products--yearbooks, class rings, graduation products and photography.
     "We are delighted to welcome Bob to Innovex's Board," said William P. Murnane, Innovex's President and Chief Executive Officer. "Bob is a seasoned executive who brings a wealth of business and technology knowledge to Innovex. Bob's extensive executive and board experience will prove valuable as we strive to improve shareholder value. We are very pleased and privileged to have him join our Board of Directors."
     Buhrmaster joined Jostens in 1992 as executive vice president. He was named president and chief operating officer in 1993, and chief executive officer in 1994. In 1998, Buhrmaster was elected chairman of the board of directors.
     Before joining Jostens, Buhrmaster spent 18 years at Corning Inc., Corning, New York. He held a variety of leadership roles, including senior vice president and general manager of several businesses, corporate controller and director of strategic planning. His business responsibilities included Advanced Ceramics, Automotive Lighting, Television and Ophthalmic products.
     Buhrmaster serves on the board of directors of The Toro Company. He is a past board member of the Executive Council on Foreign Diplomats, the National Alliance of Business, the Marietta Corporation and Cormetech, Inc., and was a founding member of the U.S. Advanced Ceramics Association.
     Buhrmaster holds a bachelor's degree in mechanical engineering from Rensselaer Polytechnic Institute, and a master's degree in business administration from Amos Tuck School of Business, Dartmouth College.
     Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex's products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex's products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.
     Except for historical information contained herein, the matters discussed in this release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies and other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

     CONTACT: Innovex, Inc., Maple Plain
              Tom Paulson or Doug Keller, 763-479-5300
              Facsimile: 763-479-5395
              Internet: http://www.innovexinc.com